Exhibit 99.4

Dated 21 December 2009

STANDARD BANK PLC

as Issuer

BNY CORPORATE TRUSTEE SERVICES LIMITED

as Trustee

SECOND SUPPLEMENTAL TRUST DEED

supplementing the provisions of the trust deed dated 14 February 2007 and the first supplemental trust deed dated 21 May 2007

Ref: JE/ES/EBG

Linklaters LLP

Table of Contents

Contents		Page

1	Definitions and Interpretation	1

2	Amendments	2

3	Trust Deed	4

4	Law and Jurisdiction	5

5	Severability	5

6	Contracts (Rights of Third Parties) Act 1999	5

7	Counterparts	5

i

THIS SECOND SUPPLEMENTAL TRUST DEED is dated 21 December 2009 and made between:

(1)	STANDARD BANK PLC a public limited company incorporated under the laws of England, whose registered office is at 20 Gresham Street, London EC2V 7JE, United Kingdom, as the issuer (the “Issuer”); and

(2)	BNY CORPORATE TRUSTEE SERVICES LIMITED, a limited company incorporated under the laws of England, whose registered office is at 1 Canada Square London E14 5AL, as the trustee (the “Trustee”, which expression includes, where the context admits, all persons for the time being the trustee or trustees of this Second Supplemental Trust Deed).

Whereas:

(A)	On 14 February 2007, the Issuer issued U.S.$150,000,000 in aggregate principal amount of 9.750 per cent. Loan Participation Notes, due 2010 (the “Original Notes”), issued by, but without recourse to the Issuer, for the sole purpose of funding a loan to PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK” (formerly known as Close Joint-Stock Company “First Ukrainian International bank”) (the “Borrower”) pursuant to a loan agreement dated 8 February 2007 (the “Original Loan Agreement”). The Original Notes were constituted by a trust deed dated 14 February 2007 between the Issuer and the Trustee (the “Original Trust Deed”).

(B)	On 21 May 2007, the Issuer issued U.S.$125,000,000 in aggregate principal amount of further 9.750 per cent. Loan Participation Notes due 2010 (the “Further Notes”), and together with the Original Notes, the “Notes”), issued by, but without recourse to the Issuer, for the sole purpose of funding a further loan to the Borrower, pursuant to a supplemental loan agreement dated 16 May 2007 (the “First Supplemental Loan Agreement”) and, together with the Original Loan Agreement, the “Loan Agreement”). The Further Notes were constituted by the Original Trust Deed, as supplemented by a supplemental trust deed dated 21 May 2007 (the “First Supplemental Trust Deed”). The Issuer has at the request of the Borrower agreed to extended the repayment date, increase the rate of interest, change the frequency of the payment of interest and change the name of the Borrower under the Loan Agreement.

(C)	Pursuant to an extraordinary resolution passed by the Noteholders on 15 December 2009, the Noteholders have agreed to extend the repayment date, increase the rate of interest, change the frequency of the payment of interest under the Notes and to change the name of the Borrower under the Loan Agreement.

(D)	The holders of the Notes have authorised the Trustee and the Issuer to make the necessary amendments to the Trust Deed pursuant to this Second Supplemental Trust Deed.

(E)	The Trustee has agreed to act as trustee of this Second Supplemental Trust Deed on the following terms and conditions.

NOW THIS SUPPLEMENTAL DEED WITNESSES AND IT IS HEREBY DECLARED as follows:

1	Definitions and Interpretation

Terms defined in the Original Trust Deed and the First Supplemental Trust Deed shall, unless otherwise defined herein or the context requires otherwise, bear the same meanings herein. The rules of interpretation set out in the Original Trust Deed and the First Supplemental Trust Deed shall apply to this Second Supplemental Trust Deed.

1.1	Principles of Interpretation

In this Second Supplemental Trust Deed references to a Schedule or a Clause or sub- clause, paragraph or sub-paragraph is, unless otherwise stated, to a schedule hereto or a clause or sub-clause, paragraph or sub-paragraph hereof respectively.

1.2	Headings

The headings and sub-headings are for ease of reference only and shall not affect the construction of this Second Supplemental Trust Deed.

2	Amendments

With effect from the date of this Second Supplemental Trust Deed, the Original Trust Deed and the First Supplemental Trust Deed shall be amended as follows:

2.1	Amendments to Schedule 3 of the Original Trust Deed and the First Supplemental Trust Deed:

The Terms and Conditions of the Notes and the Further Notes contained in Schedule 3 of each of the Original Trust Deed and the First Supplemental Trust Deed, respectively, shall be modified as follows:

2.1.1	Deleting all references in the Conditions to “Close Joint-Stock Company “First Ukrainian International bank”” and replacing them with “PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”” reflecting the change of name of the Borrower.

2.1.2	Deleting all references to “Loan Participation Notes due 2010” and replacing them with “Loan Participation Notes due 2014”;

2.1.3	Deleting all references to “9.750 per cent.” and replacing them with “11 per cent.”;

2.1.4	Condition 1(a) shall be deleted and replaced with the following:

“The Notes are in registered form without interest coupons attached, in denominations of U.S.$90,000 and integral multiples of U.S.$1,000 in excess thereof (each, an “Authorised Holding”)”;

2.1.5	Condition 4(a) shall be deleted and replaced with the following:

“Subject to and in accordance with Condition 6 (Payments), on each Interest Payment Date the Issuer shall pay to the Noteholders an amount equal to and in the same currency as the amount of interest actually received by or for the account of the Issuer pursuant to the Loan Agreement, which interest under the Loan is equal to 11 per cent. per annum (the “Rate of Interest”). Interest shall accrue on the Loan from day to day from (and including) the Amendment Borrowing Date to (but excluding) the due date for repayment thereof unless payment of principal is improperly withheld or refused, in which event interest will continue to accrue (before or after any judgement) at the Rate of Interest to (but excluding) the date on which payment in full of the outstanding principal amount of the Loan is made.”

2.1.6	The first paragraph of Condition 4(b) shall be deleted and replaced with the following:

“The amount of interest payable in respect of the Loan for any Interest Period (other than the First Interest Period) shall be calculated by applying the Rate of Interest to the principal amount of the Loan, dividing the product by four and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If interest on the Loan is required to be calculated for any other period (including the First Interest Period), it will be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed.”

2.1.7	The first paragraph of Condition 4(c) shall be deleted and replaced with the following:

“As used in this Condition 4 (Interest), “Amendment Borrowing Date”, “First Interest Period”, “First Interest Payment Date”, “Interest Payment Date” and “Interest Period” shall have the meaning given to them in the Loan Agreement. In the Loan Agreement, “Interest Payment Date” is defined as 31 March, 30 June, 30 September and 31 December in each year. Under the Loan Agreement, the Borrower is required, two Business Days prior to each Interest Payment Date, to pay to the Issuer an amount equal to and in the same currency as the full amount of interest accruing during the Interest Period ending on such Interest Payment Date.”

2.1.8	Condition 5(a) shall be deleted and replaced with the following:

“Scheduled redemption: Unless previously prepaid pursuant to Clause 7 (Prepayment) of the Loan Agreement, the Borrower will be required to repay the Loan on its due date as provided in the Loan Agreement and, subject to such repayment, all the Notes will be redeemed at their principal amount together with accrued interest on 31 December 2014 subject as provided in Condition 6 (Payments).”

2.1.9	Condition 5(c) shall be renumbered as Condition 5(c)(1) and all references in the Conditions thereto shall be amended accordingly and the following condition shall be inserted as Condition 5(c)(2) directly after condition 5(c)(1):

“Partial Redemption: The Issuer shall on the Partial Redemption Date, subject to compliance with any applicable laws and stock exchange or other regulatory requirements, redeem in relation to each Qualifying Noteholder, an aggregate principal amount of Qualifying Notes held by such holder equal to the Partial Redemption Amount together with interest accrued on the Partial Redemption Amount to the Partial Redemption Date.

The Issuer’s obligations in respect of this Condition 5(c)(2) to redeem and make payment for the Notes shall constitute an obligation only to account to Qualifying Noteholders on the Partial Redemption Date for an amount equivalent to the sums received by or for the account of the Issuer pursuant to Clause 7.3A (Partial Repayment) in the Loan Agreement.

In this Condition:

“Partial Redemption Amount” means, in respect of each Qualifying Noteholder, an amount (rounded down to the nearest U.S.$1,000) equal to 8 per cent. of the Qualifying Notes held by such Qualifying Noteholder;

“Qualifying Noteholder” means a Noteholder who validly via an electronic voting instruction transmitted to the relevant clearing system voted in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 25 November 2009;

“Qualifying Notes” means the aggregate principal amount of Notes of a Qualifying Noteholder in respect of which such Noteholder validly via an electronic voting instruction transmitted to the relevant clearing system voted in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 25 November 2009; and

“Partial Redemption Date” means 16 February 2010.”

2.1.10	Condition 5(d) shall be deleted and replaced with the following:

“No other redemption: Except where the Loan is accelerated pursuant to Clause 14.6(c) (Revocation of License; Insolvency) of the Loan Agreement, the Issuer shall not be entitled to redeem the Notes in whole or in part prior to their due date otherwise than as provided in Condition 5(b) (Redemption by the Issuer), 5(c)(1) (Redemption upon a Put Event) and 5(c)(2) (Partial Redemption).”

2.2	General Amendments to the Original Trust Deed and the First Supplemental Trust Deed

2.2.1	All references in the Original Trust Deed and the First Supplemental Trust Deed to “Loan Participation Notes due 2010” shall be deleted and replaced with “Loan Participation Notes due 2014”.

2.2.2	All references in the Original Trust Deed and the First Supplemental Trust Deed to “9.750 per cent.” shall be deleted and replaced with “11 per cent.”.

2.2.3	All references in the Original Trust Deed and the First Supplemental Trust Deed to “Close Joint-Stock Company “First Ukrainian International bank”” shall be deleted and replaced with PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”” reflecting the change of name of the Borrower.

2.2.4	Clause 9 of the First Supplemental Trust Deed shall be deleted.

3	Trust Deed

From and including the date hereof, this Second Supplemental Trust Deed, the First Supplemental Trust Deed and the Original Trust Deed shall be deemed to be and regarded, read and construed as one and the same instrument and, accordingly, all references in the Original Trust Deed to “this Trust Deed”, “this Deed”, “the Trust Deed” or “the Deed” shall be deemed to refer to the Original Trust Deed as supplemented by the First Supplemental Trust Deed and this Second Supplemental Trust Deed.

A memorandum of this Second Supplemental Trust Deed shall be endorsed by the Trustee on the original of the Original Trust Deed and the First Supplemental Trust Deed and by the Issuer on its duplicate thereof, in both cases on the date hereof.

4	Law and Jurisdiction

This Second Supplemental Trust Deed and any non-contractual obligations arising out of or connected with it are governed by, and shall be construed in accordance with, English law. The provisions of Clause 21 (Law and Jurisdiction) the Original Trust Deed should apply mutatis mutandis to this Second Supplemental Trust Deed.

5	Severability

In case any provision in or obligation under this Second Supplemental Trust Deed shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

6	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any provision of this Second Supplemental Trust Deed under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Second Supplemental Trust Deed.

7	Counterparts

This Second Supplemental Trust Deed may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF this Second Supplemental Trust Deed has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first before written.

Executed as a deed by

STANDARD BANK PLC acting by:

	Name:	MARK CANNON

	Title:	ATTORNEY

And by:

	Name:	BRIAN LOWELL

	Title:	ATTORNEY

Witnessed:

Name of Witness:	RICHARD SANDILANDS

Occupation of Witness:	LAWYER

Address of Witness:	20 Gresham St London EC2V 7JE

Executed as a Deed by

BNY CORPORATE TRUSTEE SERVICES LIMITED acting by two of its lawful Attorneys:

Attorney	Paul Cattermole Vice President

Attorney	Michael Lee Senior Associate

in the presence of:

Witness name:	Noora Pahkala
Senior Associate

Signature:

Address:	One Canada Square, London E14 5AL